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                                                        Exhibit 2

                  AGREEMENT AND PLAN OF MERGER
                               OF
                       HSEMergerCo, Inc.
                   (a Delaware corporation)
                         WITH AND INTO
                  HoustonStreet Exchange, Inc.
                    (a Delaware corporation)



     AGREEMENT AND PLAN OF MERGER (hereinafter the "Agreement"), entered into as of this 22nd day of April, 2004, by and between HSEMergerCo, Inc., a Delaware corporation (hereinafter
"MergerCo"), and HoustonStreet Exchange, Inc., a Delaware corporation, (hereinafter "HSE") (MergerCo and HSE are hereinafter sometimes collectively referred to as the "Corporations").

                      W I T N E S S E T H:

     WHEREAS, MergerCo is a corporation duly organized and existing under the laws of the State of Delaware, having been duly incorporated on April 19, 2004, and having a principal place of business located in Portsmouth, New Hampshire, with authorized capital stock consisting of ten thousand (10,000) shares of Common Stock having a par value of $.01 per share; and

     WHEREAS, HSE is a corporation duly organized and existing under the laws of the State of Delaware, having been duly incorporated on April 27, 1999, and having a principal place of business located in Portsmouth, New Hampshire, with authorized capital stock of Two Hundred Fifty-Eight Million Three Hundred Sixty-Three Thousand Seven Hundred Fifty-One (258,363,751), consisting of One Hundred Seventy Million (170,000,000) shares of Common Stock having a par value of $.01 per share, and Eighty-Eight Million Three Hundred Sixty-Three Thousand Seven Hundred Fifty-One (88,363,751) shares of Preferred Stock having a par value of $.01 per share, of which Three Million Seven Hundred Sixty Thousand Three (3,760,003) shares are designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"), Two Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (2,333,334) shares are designated as Series B Convertible Preferred Stock ("Series B Preferred Stock"), and Eighty-Two Million Two Hundred Seventy Thousand Four Hundred Fourteen (82,270,414) shares are designated as Series C Convertible Preferred Stock ("Series C Preferred Stock"); and

     WHEREAS, the Board of Directors of HSE believes it is advisable and in the best interest of the Corporation and their Shareholders that the Corporations be merged to form a single
Delaware corporation; and

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     WHEREAS, the Boards of Directors of the Corporations believe it is advisable and to the advantage of the Corporations and their Shareholders that the Corporations be merged to form a single Delaware corporation; and

     WHEREAS, the Boards of Directors of the Corporations have authorized and approved such merger and the execution of this Agreement in connection therewith, pursuant to the authority granted by, and in accordance with, the provisions of Sections 251 and 253 of the Delaware General Corporation Law ("GCL"); and

     WHEREAS, the laws of the State of Delaware, under which the Corporations are organized, permit such a merger; and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger (as defined in Section 1) shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for the purpose of stating the method and terms and conditions of the merger of the Corporations, and such other details and provisions as the parties deem desirable, the parties hereto agree as follows:

     1.   Merger.   Subject to the terms and conditions of this
Agreement, at the Effective Time (as defined in Section 8 hereof) MergerCo shall be merged with and into HSE (hereinafter the "Merger"), the separate existence of MergerCo shall cease, and HSE (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist by virtue of and be governed by the laws of the State of Delaware. In all respects, the Merger shall have the effect provided for in Section 259 of the Delaware GCL.

     It is the intention of the parties to this Agreement that the Merger be accomplished pursuant to and in accordance with the requirements of Section 368(a)(1)(A) of the Code.

     2.   Name of Surviving Corporation.  The name of the
Surviving Corporation shall be HoustonStreet Exchange, Inc.

     3. Principal Place of Business. The principal place of business of the Surviving Corporation shall be One Cate Street, Portsmouth, New Hampshire 03801.

     4.   Certificate of Incorporation.  The Certificate of
Incorporation of HSE in effect immediately prior to the Effective Date of the Merger, amended as follows, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law:

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          ARTICLE FIRST will be amended at the Effective Time to
change the name of the corporation to HoustonStreet, Inc.

          ARTICLE FOURTH will be amended at the Effective Time to reduce the authorized capital to One Million (1,000,000) shares, consisting entirely of Common Stock, $0.01 par value per share, and to delete Part B, Part C, and Part D in their entirety.

     5. Bylaws. The Bylaws of HSE in effect immediately prior to the Effective Date of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     6. Directors and Officers of the Surviving Corporation. The Directors and officers of HSE at the Effective Time shall be the Directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     7. Conversion of Shares. The basis and manner of converting shares of MergerCo and HSE at the time of the Merger shall be as follows:

          A. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock of MergerCo, each share of issued and outstanding stock of MergerCo, shall be converted into one hundred (100) shares of common stock of the Surviving Company (the aggregate number of shares to be issued to each holder will be rounded to the nearest share). The remaining shares of authorized but unissued shares of stock of MergerCo shall, at the Effective Time, be cancelled and shall cease to exist.

          B. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Series C Incentive Plan Rights granted by HSE pursuant to the 2002 Employee and Director Retention and Incentive Plan, each Series C Incentive Plan Right granted and outstanding, whether or not vested, shall be converted into 0.001888612 shares of common stock of the Surviving Company (the aggregate number of shares to be issued to each holder will be rounded to the nearest share). The 2002 Employee and Director Retention and Incentive Plan shall, at the Effective Time, be terminated and shall cease to exist.

          C. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Series A Preferred Stock of HSE except as expressly provided herein, each share of issued and outstanding Series A Preferred Stock of HSE, shall be converted into a right to receive, at the election of each holder of Series A Preferred Stock, in accordance with the terms and conditions hereof, either (i) 0.000637168 share of common stock of the Surviving Company ("Series A Stock Consideration") (the aggregate number of shares to be issued to each holder will be rounded to the nearest share) or (ii) cash in an amount equal to one dollar ($1.00) divided by the number of shares of

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     Series A Preferred Stock held by such shareholder ("Series A
     Cash Consideration"), such that if such shareholder elects to receive Series A Cash Consideration the total amount payable to such shareholder shall be $1.00 in exchange for all shares of Series A Preferred Stock held by such shareholder. The remaining shares of authorized but unissued shares of Series A Preferred Stock of HSE shall cease to exist at the Effective Time.

          D. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Series B Preferred Stock of HSE except as expressly provided herein, each share of issued and outstanding Series B Preferred Stock of HSE, shall be converted into a right to receive, at the elections of the holders of Series B Preferred Stock, in accordance with the terms and conditions hereof, either (i) 0.000637168 share of common stock of the Surviving Company ("Series B Stock Consideration") (the aggregate number of shares to be issued to each holder will be rounded to the nearest share) or (ii) cash in an amount equal to one dollar ($1.00) divided by the number of shares of Series B Preferred Stock held by such shareholder ("Series B Cash Consideration"), such that if such shareholder elects to receive Series B Cash Consideration the total amount payable to such shareholder shall be $1.00 in exchange for all shares of Series B Preferred Stock held by such shareholder. The remaining shares of authorized but unissued shares of Series B Preferred Stock of HSE shall cease to exist at the Effective Time.

          E. At the Effective Time, by virtue of the Merger and without any action on the part of the Surviving Corporation or the holder of any shares of common stock of HSE, each share of common stock of HSE issued and outstanding immediately prior to the Effective Time, shall be cancelled.

          F. At the Effective Time, by virtue of the Merger and without any action on the part of the Surviving Corporation or the holder of any warrant, option or other right to purchase any class of capital stock of HSE, each such warrant, option and right granted and unexercised immediately prior to the Effective Time, shall be cancelled.

     8. Elections of Merger Consideration. Subject to Section 7, each person who is a record holder of either Series A Preferred Stock or Series B Preferred Stock as of the Effective Time will be entitled, with respect to all of his or its shares of such class of stock, to make an unconditional election (a Series A Cash Consideration or Series A Stock Consideration election or a Series B Cash Consideration or Series B Stock Consideration election, as the case may be, collectively "Merger Consideration") on or prior to the Election Date (as defined in
Section 8.D below).

          A. The Form of Election shall be used by each record holder of Series A Preferred Stock who wishes to elect to receive the Series A Cash Consideration or the Series A Stock Consideration. An election, if properly and timely made, shall be effective with respect to all such

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     shareholder's shares of Series A Preferred Stock.  If a
     holder of Series A Preferred Stock fails to make a proper election on or prior to the Election Date, then such shareholder shall be deemed to have elected to receive Series A Stock Consideration in exchange for such shareholder's Series A Preferred Stock.

          B. The Form of Election shall be used by each record holder of Series B Preferred Stock who wishes to elect to receive the Series B Cash Consideration or the Series B Stock Consideration. An election, if properly and timely made, shall be effective with respect to all such shareholder's shares of Series B Preferred Stock. If a holder of Series B Preferred Stock fails to make a proper election on or prior to the Election Date, then such shareholder shall be deemed to have elected to receive Series B Stock Consideration in exchange for such shareholder's Series B Preferred Stock.

          C. The Surviving Corporation shall prepare and mail a form of election (the "Form of Election") to each holder of Series A Preferred Stock and/or Series B Preferred Stock as of the Effective Date.

          D. The Surviving Corporation will use reasonable efforts to make the Form of Election available to each holder of Series A Preferred Stock and/or Series B Preferred Stock as of the Effective Date within ten (10) days of the Effective Date. Any such holder's election to receive Series A Cash Consideration, Series A Stock Consideration, Series B Cash Consideration or Series B Stock Consideration, as the case may be, shall have been properly made only if the President of the Surviving Corporation shall have received at the Surviving Corporation's principal place of business, by 5:00 p.m. EDT, on the thirtieth (30th) day following the Effective Date (or if the thirtieth (30th) day following the Effective Date is not a Business Day, then the next succeeding Business Day) (the "Election Date") a Form of Election properly completed and signed and accompanied by certificates for the shares of the Series A Preferred Stock and/or Series B Preferred Stock, as applicable. "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in Portsmouth, New Hampshire are required by law to close.

          E. The determination of the President of the Surviving Corporation shall be binding as to whether or not elections to receive a type of Merger Consideration have been property made pursuant to this Agreement, and as to the time when elections were received by him. The President of the Surviving Corporation shall also make all computations contemplated by Section 7 and any such computation shall be conclusive and binding on the holders of shares of Series A Preferred Stock and/or Series B Preferred Stock.

     9.   Exchange Procedure.

          A. As soon as reasonably practicable following the Effective Time, and subject to proper elections having been made, the President of the Surviving Company shall mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of

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     Series A Preferred Stock or Series B Preferred Stock that
     did not submit such certificate or certificates to the President of the Surviving Corporation with such holder's Form of Election (i) a letter of transmittal (which shall specify, as shall the Form of Election, that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to the President of the Surviving Corporation), and (ii) instructions for use in effecting the surrender of the certificates for the Merger Consideration. The holder of such certificates shall after the Effective Time, subject to proper surrender to the President of the Surviving Corporation of such certificates for cancellation, be entitled only to a certificate or certificates representing the number of shares of common stock of the Surviving Corporation, if any, and/or the amount of cash, if any, into which the aggregate number of shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the President of the Surviving Corporation may impose to effect an orderly exchange thereof. After the Effective Date, there shall be no further transfer on the records of HSE or its transfer agent of certificates representing shares of HSE Series A Preferred Stock or Series B Preferred Stock and if such certificates are presented to the Surviving Corporation for transfer, they shall be cancelled against delivery of certificates for Surviving Corporation common stock or cash as hereinabove provided. If any certificate for such Surviving Corporation common stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Series A Preferred Stock or Series B Preferred Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. Until surrendered as contemplated by this Section 9, each certificate for shares of Series A Preferred Stock or Series B Preferred Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration.

          B. No dividends or other distributions with respect to Surviving Corporation common stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Series A Preferred Stock or Series B Preferred Stock with respect to the shares of Surviving Corporation common stock represented thereby until the surrender of such certificate in accordance with this Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing shares of Surviving Corporation common stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Surviving Corporation common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Surviving Corporation common stock.

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          C.   All shares of Surviving Corporation common stock
     issued and cash paid upon the surrender for exchange of certificates representing shares of Series A Preferred Stock or Series B Preferred Stock in accordance with the terms of this Agreement shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Series A Preferred Stock or Series B Preferred Stock theretofore represented by such certificates.

     10.  Effective Date and Time of Merger.   The Merger shall
become effective on such date ("Effective Date") and at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the Delaware GCL and as MergerCo and HSE shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     11. Abandonment; Amendment. This Agreement may be abandoned or amended (subject to certain limitations under law) by appropriate mutual action of the Boards of Directors of the Companies at any time prior to the Effective Date.

                   [signature page to follow]

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     IN WITNESS WHEREOF, MergerCo and HSE have caused this
Agreement to be signed by their duly authorized officers, and their seals to be affixed, as of the day and year first above written.

Witness:                     HSEMergerCo, Inc.
                             (a Delaware corporation)


/s/ Cynthia A. Johnson       By /s/ Frank W. Getman Jr.
--------------------------   ----------------------------
                             Frank W. Getman Jr., President


Witness:                     HoustonStreet Exchange, Inc.
                             (a Delaware corporation)


/s/ Cynthia A. Johnson       By /s/ Frank W. Getman Jr.
--------------------------   ----------------------------
                             Frank W. Getman Jr., President


STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

     The foregoing instrument was acknowledged before me this 22nd day of April, 2004, by Frank W. Getman Jr., President of
HSEMergerCo, Inc., a Delaware corporation, on behalf of the corporation.

                         /s/ Janet P. Alperin
                         -----------------------------------
                         Notary Public/Justice of the Peace
                         My commission expires: June 6, 2006


STATE OF NEW HAMPSHIRE
COUNTY OF ROCKINGHAM

     The foregoing instrument was acknowledged before me this 22nd day of April, 2004, by Frank W. Getman Jr., President of
HoustonStreet Exchange, Inc., a Delaware corporation, on behalf of the corporation.

                         /s/ Janet P. Alperin
                         -----------------------------------
                         Notary Public/Justice of the Peace
                         My commission expires: June 6, 2006


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